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         STOCK PURCHASE AGREEMENT                                EXHIBIT 2.1

    THIS AGREEMENT is made this 12th day of May, 1997, by and between, Vista 2000, Inc., a Delaware corporation ("Seller"), and W.R. Hill & Co., Inc., a Georgia corporation, or its assigns ("Purchaser").

                                    RECITALS
                                    --------

    Alabaster Industries, Inc., a Delaware corporation ("Alabaster"), is engaged in the business of manufacturing and marketing injection moulded plastic products (the "Business").

    All of the capital stock of Alabaster is owned by Seller.

    Purchaser desires to purchase, and Seller desires to sell, all of the capital stock of Alabaster, on the terms provided forth herein.

    NOW, THEREFORE, IT IS HEREBY AGREED as follows:

                                   ARTICLE I
                          SALE AND PURCHASE OF SHARES

    1.1 SALE AND PURCHASE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the outstanding shares of capital stock of Alabaster (the "Shares").

    1.2 EXCLUDED ASSETS AND LIABILITIES. Notwithstanding the foregoing, the following assets, liabilities, rights and properties shall be specifically excluded from the transactions contemplated by this Agreement (the "Excluded Assets and Liabilities"): all intercompany accounts shown on the most recent Financial Statements.

    1.3 NO WARRANTIES. Other than as explicitly provided herein, Seller does not, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, make any representation as to, warranty of or covenant (whether express of implied) with respect to the Shares or the Business.

                                   ARTICLE II
                                 PURCHASE PRICE

    2.1  PURCHASE PRICE.
         (a) The fixed purchase price for the Shares shall be Two Million ($2,000,000.00) Dollars (the "Purchase Price").

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         (b) At the Closing, Purchaser shall pay Five Hundred Thousand
($500,000.00) to Seller by wire transfer of immediately available funds to an account designated by Seller. The balance of the purchase price shall be paid by a Purchase Money Promissory Note (the "Note") in the principal amount of $1,500,000 bearing interest at ten (10%) percent per annum which shall be payable on the first day of each month after Closing until the first anniversary date of the Note. Thereafter, principal together with accrued interest shall be payable in 240 equal monthly payments with the entire remaining principal balance due on the second anniversary date of the Note. The Note shall be secured by a first priority mortgage (the "Mortgage") on all of the real property owned by Alabaster together with all improvements thereon and an Assignment of all leases on the subject property.

         (c) Within one day of the execution of this Agreement, Purchaser will deposit with Robert E. Altenbach, PC, as escrow agent, the sum of Twenty-Five Thousand ($25,000.00) Dollars, which sum shall be paid to Seller at the Closing and credited against the amounts owing pursuant to Section 2.1(b) hereof. If Purchaser requests to extend the Closing Date as provided herein, Purchaser shall deposit an additional Twenty-Five Thousand ($25,000.00) Dollars with Escrow Agent to be credited or applied with the initial $25,000 deposit. If the Closing does not occur for whatever reason (other than by reason of a breach by Seller of the terms hereof) except as provided in Paragraph 7.1(a) below, such amount shall be paid to Seller as compensation for the costs and expenses, lost opportunity suffered by Seller and total liquidated damages.


                                  ARTICLE III
                                    CLOSING

    3.1 DATE OF CLOSING. Subject to the satisfaction of each of the conditions set forth in Article VII, the closing of the sale and purchase of the Shares hereunder (the "Closing") shall take place at the law offices of Johnson & Montgomery (or at such other place as the parties may agree in writing) at 10:00 a.m., local time, on or before June 6, 1997 (the "Closing Date").

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

    Seller represents and warrants to Purchaser as follows:

    4.1 ORGANIZATION AND GOOD STANDING. Each of Seller and Alabaster is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware, and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.

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    4.2  AUTHORIZATION OF AGREEMENT.  Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement (collectively, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

    4.3  CONFLICTS; CONSENTS OF THIRD PARTIES.

    (a) None of the execution and delivery by Seller of this Agreement and the Seller Documents, the consummation by Seller of the transactions contemplated hereby and thereby, or compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Seller;
(ii) violate any statute, rule, regulation, judgment or order of any governmental body by which Seller is bound; (iii) result in a breach of any contract or agreement to which Seller or Alabaster is a party; (iv) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser; (v) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or its properties or assets is bound; or (vi) violate any statute, rule, regulation, judgment or order of any governmental body by which Purchaser is bound, except as set forth in Schedule 4.3(a).

    (b) Except as set forth in Schedule 4.3, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by Seller with any of the provisions hereof or thereof.

    4.4 OWNERSHIP AND TRANSFER OF SHARES. Seller is the owner of all the Shares, free and clear of any and all liens, other than Permitted Exceptions (as defined below). Seller has the power and authority to sell, transfer, assign and deliver all the Shares as provided in this Agreement. Upon the consummation of the Closing, Seller will have conveyed to Purchaser good title to all of the Shares, free and clear of all liens other than the Permitted Exceptions. For purposes hereof, "Permitted Exceptions" means statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor.

    4.5 LITIGATION. Except as set forth in Schedule 4.5, to the knowledge of Seller there is no suit, action, proceeding, investigation, claim or order pending or overtly threatened against Alabaster.

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    4.6  FINANCIAL STATEMENTS.  Seller will deliver to Purchaser copies of the audited balance sheet of Alabaster as of December 31, 1996 and December 31, 1995, and the related audited statements of income, changes in stockholders' equity and cash flows for the 1996 and 1995 fiscal years inclusive, accompanied by the audit report of Grant Thornton LLP, independent public accountants, with respect to Alabaster (collectively, the statements referred to above being referred to as the "Company Financial Statements"). The balance sheet referred to in the previous sentence (including the related notes) fairly presents the financial position of Alabaster as of the date thereof, and the other financial statements referred to in this Section 4.6 fairly present the results of Alabaster's operations and its cash flows for the fiscal period therein set forth; each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. Seller will also provide unaudited interim statements for January, February and March of 1997.

    4.7  EMPLOYEES AND EMPLOYEE BENEFITS.

         (a) Schedule 4.7 hereto sets forth all material, written "employee benefit plans", as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Alabaster or any subsidiary of Alabaster (each, a "Subsidiary") or to which Alabaster or any Subsidiary contributed or is obligated to contribute thereunder for current or former employees of Alabaster or any Subsidiary (the "Employee Benefit Plans"). Schedule 4.7 hereto lists each individual employment, termination or severance contract or arrangement and all written compensation policies and practices maintained by Seller and the Subsidiaries covering any current or former employee of Alabaster and the Subsidiaries that is not an Employee Benefit Plan (a "Benefit Arrangement"). Schedule 4.7 sets forth each Employee Benefit Plan which is a multi-employer plan, as defined in Section 3(37) of ERISA ("Multi-employer Plan").

         (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans (other than the Multi-employer Plans), have been made available or delivered to Purchaser by
Alabaster: (i) any plans and related trust documents, and amendments thereto;
(ii) the most recent Forms 5500; (iii) the last Internal Revenue Service determination letter, if applicable; (iv) summary plan descriptions; and (v) the last actuarial valuation if the plan is a "defined benefit plan," as defined in Section 3(35) of ERISA.

         (c) The Employee Benefit Plans have been maintained in accordance with their terms and with all provisions of the Internal Revenue Code, as amended (the "Code") and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, except where the failure to so maintain them would not be reasonably likely to result in a material adverse effect on the Business (a "Material Adverse Effect").

    4.8  LABOR.

         (a) Except as set forth on Schedule 4.8, neither Alabaster nor any Subsidiary is party to any labor or collective bargaining agreement and there are no labor or collective bargaining

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agreements which pertain to current employees of the Seller or the
Subsidiaries (the "Employees").

         (b) Except as set forth on Schedule 4.8, there are no (i) strikes, work stoppages or lockouts or (ii) material grievances or other material labor disputes pending or, as of the date of this Agreement and, to the knowledge of Seller, threatened against or involving Alabaster or any Subsidiary which, individually or in the aggregate, could result in a Material Adverse Change.

    4.9 CAPITALIZATION. The authorized capital stock of Alabaster consists of Common Stock, of which _______ shares are issued and outstanding and, as of the date hereof, are owned of record and beneficially by Seller. All of the outstanding shares of Common Stock (x) are validly issued, fully paid and nonassessable and (y) have not been issued in violation of any preemptive rights. Except as described in Schedule 4.9, there are no outstanding options, warrants, calls, rights, commitments or agreements of any kind to which Alabaster is party or by which it is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares of any class or series of, or other equity interests in, Alabaster or any securities convertible or exchangeable into or evidencing the right to purchase any capital shares of any class or series of, or other equity interests in, Alabaster, or obligating Alabaster to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Alabaster to repurchase, redeem or otherwise acquire any capital shares of Alabaster.

    4.10  TAXES.

          (a) Alabaster has (i) properly prepared and timely filed (or there has been filed on its behalf) with the appropriate governmental authorities all material Tax Returns due on or prior to the date hereof for all periods ending through the date hereof and all such Tax Returns were true and correct in all material respects, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes for all periods ending through the date hereof.

          (b) There are no liens or other encumbrances upon the assets of Alabaster for or arising from Taxes except for statutory liens for Taxes not yet due.

          (c) For the purposes of this Section 4.10, the following terms shall have the following meanings:

              (i) "TAXES" shall mean all federal, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, duties, assessments and other charges including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and any interest, penalties or additions thereto.

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              (ii) "TAX RETURN" shall mean any return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes required to be provided to any governmental authority, and any amendments thereof.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Seller that:

    5.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Georgia.

    5.2 AUTHORIZATION OF AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

    5.3  CONFLICTS; CONSENTS OF THIRD PARTIES.

         (a) None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation by Purchaser of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or its properties or assets is bound or (iii) violate any statute, rule, regulation, judgment or order of any governmental body by which Purchaser is bound, except as set forth in Schedule 4.3(a).

         (b) Except as set forth on Schedule 5.3, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

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    5.4  LITIGATION.  To the best knowledge of Purchaser, there are no legal proceedings pending or threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

                                   ARTICLE VI
                                   COVENANTS

    6.1 ACCESS TO INFORMATION. Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the business and operations of Alabaster and such examination of the books, records and financial condition of the Business as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Seller shall cause Alabaster to cooperate fully therein.

    6.2 CONDUCT OF THE BUSINESS PENDING THE CLOSING. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, prior to the Closing, Alabaster shall conduct the Business only in the ordinary course consistent with past practice. Neither Seller nor Alabaster shall make or cause to be made any payments or transfers of funds to the Seller, any officers or employees of Seller or Alabaster other than in the ordinary course of business or draw any additional funds down under the existing credit lines.

    6.3 BEST EFFORTS. Seller and Purchaser will cooperate and use their respective best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including but not limited to securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby.

    6.4  PUBLICITY; CONFIDENTIALITY.

         (a) Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable law or stock exchange rule; provided that, prior to making any public announcement required by law or stock exchange rule, the party intending to make such release shall use its best efforts to consult with the other party with respect to the text thereof.

         (b) Until the Closing Date, Purchaser shall maintain the confidentiality of the matters set forth herein and shall not in any event contact any suppliers, customers or other third parties with a relationship to the Business without written permission of the Seller or its agents.

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    6.5  TRANSFER TAXES.  Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless Seller against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Seller or its affiliates).

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

    7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part):

         (a) Purchaser shall have received a commitment to finance certain assets of Alabaster on terms and conditions acceptable to Purchaser in an amount not less than Two Million ($2,000,000) Dollars. If Purchaser elects to prepay the existing credit facility to Century Business Credit Corp., Purchaser shall be responsible for any prepayment fees. Should Purchaser not receive such a commitment by the Closing Date, then at the Purchaser's discretion, Purchaser may either cancel this Agreement and receive a refund of $25,000 deposit as described in Paragraph 2.1(c) above, or close the transaction described in Article VIII. After May 19, 1997, if the Seller receives an unsolicited bona fide offer to purchase all of the Shares for a price in excess of the purchase price described herein without a financing contingency, Seller may either (i) require Purchaser to remove the financing contingency of this Paragraph within 48 hours after receipt of a copy of the unsolicited offer, or, if Purchaser fails to satisfy the financing contingency, (ii) return the Earnest Money to Purchaser and this contract shall be void;

         (b) all representations and warranties of Seller contained herein shall be true and correct as of the date hereof;

         (c) all representations and warranties of Seller contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

         (d) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

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         (e) Purchaser shall have been furnished with certificates (dated the
Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by an officer of Seller certifying as to the fulfillment of the conditions specified in Sections 7.1(b), 7.1(c) and 7.1(d) hereof;

         (f) there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

         (g) Seller shall have complied with its obligations pursuant to
Section 8.1 hereof .

    7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part):

         (a) all representations and warranties of Purchaser contained herein shall be true and correct as of the date hereof;

         (b) all representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

         (c) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

         (d) Seller shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Seller) executed by an officer of Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(b), 7.2(c) and 7.2(d);

         (e) there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

         (f) Purchaser shall have complied with its obligations pursuant to
Section 8.2 hereof.

    7.3 NO BROKERAGE COMMISSION. The Purchaser represents and warrants that the Purchaser has not dealt with any broker or other finder in connection with its purchase of the stock of the Shares. The Purchaser will indemnify and hold harmless the Seller from and against any and all claims, loss, liability, cost and expenses (including reasonable counsel fees) resulting from any claim that may be made against the Seller by any broker or person claiming a commission, fee or other

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compensation by reason of this transaction, if such claim arises by or on account of any act of the Purchaser or Purchaser's representatives.

    The Seller represents and warrants that the Seller has not dealt with any broker or other finder in connection with the sale to Purchaser of the Shares. The Seller will indemnify and hold harmless the Purchaser from and against any and all claims, loss, liability, cost and expenses (including reasonable counsel fees) resulting from any claims that may be made against the Purchaser by any broker or person claiming a commission, fee or other compensation from purchaser by reason of this transaction, if such claim arises by or on account of any act of the Seller or Seller's representatives.

                                  ARTICLE VIII
                           DOCUMENTS TO BE DELIVERED

    8.1 DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

         (a) a certificate (or certificates) representing all of the Shares (together with duly executed stock powers);

         (b) the Note and Mortgage referred to in Section 2.1(b) hereof; and

         (c) the certificate referred to in Section 7.1(e) hereof.

    8.2 DOCUMENTS AND OTHER ITEMS TO BE DELIVERED BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following:

         (a) payment of the Purchase Price as required by Section 2.1(b);

         (b) the certificate referred to in Section 7.2(e) hereof.


                                   ARTICLE IX
                                INDEMNIFICATION

    9.1 SURVIVAL. The representations and warranties of Seller and Purchaser shall survive the Closing for a period of two years after the Closing Date. Notwithstanding anything to the contrary herein, any representation or warranty which is the subject of a claim or dispute which is asserted in writing prior to the expiration of the one-year period set forth above shall survive with respect to such claim or dispute until the final resolution and satisfaction thereof.

    9.2  INDEMNIFICATION.

         (a) Subject to the provisions of Sections 9.3 and 9.4 hereof, Seller hereby agrees to indemnify and hold harmless Purchaser and its affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against and in respect of any and all losses resulting from, arising out of, based on or relating to:

             (i) the failure of any representation or warranty of Seller set forth in this Agreement, any Seller Document or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement to be true and correct in all respects on the date hereof and on and as of the Closing Date; or

            (ii) the breach of any covenant or other agreement on the part of Seller under this Agreement or any Seller Document.

         (b) Purchaser hereby agrees to indemnify and hold harmless Seller, and its affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Seller Indemnified Parties") from and against and in respect of any and all losses resulting from, arising out of, based on or relating to:

             (i) the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document or any certificate and instrument delivered by or on behalf of Purchaser pursuant to this Agreement, to be true and correct in all respects on the date hereof and on and as of the Closing Date; or

            (ii) the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document.

    9.3 DETERMINATION OF DAMAGES AND RELATED MATTERS. In calculating any amounts payable to Purchaser pursuant to Section 9.2(a) or payable to Seller pursuant to Section 9.2(b), Seller or Purchaser, as the case may be, shall receive credit for (i) any actual reduction in tax liability as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries actually received by the party to be indemnified, and no amount shall be included for Purchaser's or Seller's, as the case may be, special or consequential damages.

    9.4 LIMITATION ON INDEMNIFICATION LIABILITIES. Seller shall not be liable under Section 9.2(a)(i) or (a)(ii) hereof (a) unless the aggregate dollar amount of all losses, liabilities, damages or expenses (including reasonable attorneys' fees) indemnified against under such respective Sections exceeds $25,000, and then only to the extent such aggregate amount exceeds $25,000 and (b) the maximum liability under such respective Sections shall be $1,000,000.

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    9.5  INDEMNIFICATION PROCEDURES.  For the purposes of administering the indemnification provisions of Section 9.2, the following procedures shall apply:

         (a) If an indemnified party shall receive notice of any action or proceeding by a third party with respect to which the indemnified party asserts are indemnifiable under Section 9.2 (a "Claim"), the indemnified party shall notify the indemnifying party (the "Indemnitor") of such claim in writing promptly following the receipt of notice of the commencement of such claim. The failure to give notice as required by this Section 9.5 in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby.

         (b) The Indemnitor shall be entitled to assume the defense or settlement of any claim of the type referred to in Section 9.5 (a) hereof (with counsel reasonably satisfactory to the indemnified parties). If the Indemnitor assumes any such defense or settlement, it shall pursue such defense or settlement in good faith. If the Indemnitor fails to elect in writing, within 10 days after the notification referred to above, to assume the defense of any claim as provided above, the indemnified party may engage counsel to defend, settle or otherwise dispose of such claim, which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the indemnified party shall not settle or compromise any such claim without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed).

         (c) In cases where the Indemnitor has elected to assume the defense or settlement with respect to a claim as provided above, the Indemnitor shall be entitled to assume such defense or settlement PROVIDED that: (i) the indemnified party (and its counsel) shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; (ii) the Indemnitor shall not be entitled to settle or compromise any such claim without the consent or agreement of the indemnified party (such consent not to be unreasonably withheld or delayed); and (iii) after written notice by the Indemnitor to the indemnified party of its election to assume control of the defense of any claim, the Indemnitor shall not be liable to such indemnified party hereunder for any attorneys' fees and disbursements subsequently incurred by such indemnified party in connection therewith.

    9.6 TREATMENT OF PAYMENT. Seller and Purchaser agree to treat any indemnity payment made pursuant to Section 9.2 of this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

                                   ARTICLE X
                                 MISCELLANEOUS

    10.1 EXPENSES. Except as otherwise provided in this Agreement, Seller and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this

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

Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

    10.2 SPECIFIC PERFORMANCE. Seller agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including, without limitation, Seller's obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

    10.3 FURTHER ASSURANCES. The parties hereto undertake to cooperate in good faith to ensure that they do such acts and things as may reasonably be necessary to complete the sale and purchase of the Assets. At all times after the date of this Agreement the parties shall use their reasonable best efforts to procure that any necessary third party shall execute such documents and do such acts and things as may reasonably be required for the purpose of giving to Seller and Purchaser, respectively, the full benefit of all the provisions of this Agreement. Seller and Purchaser will use their reasonable best efforts to obtain any consent, substitution, approval or amendment required to novate or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the assets, rights and other things of the Business of value to Purchaser; PROVIDED, HOWEVER, that neither Seller nor Purchaser shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to the third party from whom such consents, approvals, substitutions and amendments are requested. If Seller or Purchaser is unable to obtain any such required consent, approval, substitution or amendment, Seller shall continue to be bound by such agreements, leases, licenses and other rights and, unless not permitted by law or the terms thereof, Purchaser shall, as agent for Seller or as subcontractor, pay, perform and discharge fully all the obligations of Seller thereunder from and after the Closing and indemnify and hold harmless Seller and its subsidiaries from and against, all losses, claims, damages, taxes, liabilities and expenses whatsoever arising out of or in connection with Purchaser's performance of or omission to perform its obligations thereunder and hereunder. Seller shall, without further consideration, pay and remit to Purchaser promptly all money, rights and other consideration received in respect of such performance after payment of any taxes due from Seller with respect to such receipt. Seller shall exercise their rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 10.3 only as reasonably directed by Purchaser and at Purchaser's expense. If and when any such consent shall be obtained or such agreement, lease, license or other rights shall otherwise become assignable or able to be novated, Seller shall promptly assign all its rights and obligations thereunder to Purchaser without payment of further consideration and Purchaser shall, with the payment of any further consideration, assume such rights and obligations. To the extent that the assignment of any contract or agreement or the proceeds thereof pursuant to this Section 10.3 is prohibited by law, the assignment provisions of this paragraph shall operate to create a subcontract with the Purchaser to perform each relevant, unassignable contract or agreement, and the subcontract

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

price shall be equal to the money (after tax), rights and other consideration received by Seller with respect to the performance by Purchaser under such subcontract.

    10.4 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

    10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to principles of conflicts of law.

    10.6 HEADINGS. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

    10.7 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

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

    If to Purchaser:

              W.R. Hill & Co., Inc.
              3138 Verdun Drive, NW
              Atlanta, Georgia 30305
              Attn: Mr. W.R. Hill

    If to Seller:

              Vista 2000, Inc.
              736 Johnson Ferry Road
              Building C-275
              Marietta, Georgia 30068
              Attention: Robert E. Altenbach, Esq.

Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

    10.8 SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

    10.9 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                 VISTA 2000, INC.

                                 By: /s/ Robert E. Altenbach
                                    ---------------------------------------
                                         Robert E. Altenbach, Secretary

                                 W.R. HILL & CO., INC.

                                 By: /s/ William R. Hill
                                    ---------------------------------------
                                         William R. Hill, President

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